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                                 EXHIBIT 99.1


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Company Press Release

Silicon Image Completes Acquisition of DVDO
Expands Technology Offerings for Consumer Electronics Market
SUNNYVALE, Calif.--(BUSINESS WIRE)--July 6, 2000--Silicon Image, Inc. (Nasdaq:SIMG - news), a leading provider of high-bandwidth semiconductor solutions, today announced that it has completed the acquisition of DVDO Inc. (Campbell, Calif.), a provider of digital video processing semiconductors for the consumer electronics industry. This acquisition positions Silicon Image to extend its Digital Visual Interface (DVI) technology leadership beyond the PC market and into emerging digital consumer electronics applications such as digital TVs, DVD players and set-top boxes for high definition video.

The transaction will be accounted for as a purchase. Under terms of the acquisition, Silicon Image will issue approximately 770,000 shares of Common Stock in exchange for all outstanding shares and stock options of DVDO.

Dr. David Lee, president and CEO of Silicon Image, noted, "This acquisition positions Silicon Image as a premier supplier of semiconductor solutions for PC and consumer electronics companies who understand and want to leverage the benefits of an all digital design. DVDO's new all-digital video image processing technology is very synergistic with our DVI technology, and we now have their excellent engineering talent on board at Silicon Image. DVDO's products are targeted at suppliers of digital hosts and entertainment displays for the consumer electronics market, a mass market we are also targeting with our new High-bandwidth Digital Content Protection (HDCP) technology for DVI."

About Silicon Image

Silicon Image designs, develops and markets semiconductor solutions for applications that require cost-effective, high-bandwidth, integrated solutions for high-speed data communications. The company's PanelLink technology provides scalable, end-to-end, all-digital connectivity between computers, controllers, or other sources of video and digital video display devices such as flat-panel monitors or digital CRTs.

Silicon Image's products have been incorporated in host systems and displays sold by leading manufacturers such as Apple, ATI, Compaq, Fujitsu, Gateway, Hitachi, IBM, LG, Matrox, NEC, Princeton Graphics, Samsung, Sharp, Sony, Toshiba and ViewSonic. The PanelLink protocol has been adopted by the Digital Display Working Group (DDWG) in the now established Digital Visual Interface


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(DVI) specification. Silicon Image, Inc. is based in Sunnyvale, Calif. For more information on Silicon Image, Inc. and its solutions, visit www.siimage.com.

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to the anticipated benefits of the DVDO acquisition and the extension of Silicon Image's technology leadership into emerging digital consumer electronics applications. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image's filings with the Securities and Exchange Commission (SEC), that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors Affecting Future Results" in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update this forward-looking information.

Note to Editors: PanelLink is a registered trademark of Silicon Image, Inc.